Exhibit 99.1

Walker & Dunlop Reports 35% Growth in Net Income and 60% Growth

in Adjusted EBITDA on Revenues of $346 Million

THIRD QUARTER 2021 HIGHLIGHTS

●	Record total transaction volume of $18.5 billion, up 120% from Q3’20
●	Total revenues of $346.3 million, up 40% from Q3’20
●	Net income of $71.7 million and diluted earnings per share of $2.21, up 35% and 33%, respectively, from Q3’20
●	Record adjusted EBITDA[1] of $72.4 million, up 60% from Q3’20
●	Servicing portfolio of $113.9 billion at September 30,2021, up 10% from September 30, 2020
●	Completed the acquisition of Zelman & Associates (“Zelman”)
●	Agreed to acquire Alliant Capital (“Alliant”)
●	Declared quarterly dividend of $0.50 per share for the fourth quarter

YEAR-TO-DATE 2021 HIGHLIGHTS

●	Total transaction volume of $41.1 billion, up 53% from 2020
●	Total revenues of $852.0 million, up 16% from 2020
●	Net income of $185.8 million and diluted earnings per share of $5.73, up 14% and 12%, respectively, from 2020
●	Adjusted EBITDA[1] of $199.6 million, up 27% from 2020

Bethesda, MD – November 4, 2021 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) reported third quarter 2021 total revenues of $346.3 million, an increase of 40% year over year. Net income for the third quarter of 2021 was $71.7 million or $2.21 per diluted share, up 35% and 33%, respectively, from the third quarter of 2020. Third quarter total transaction volume of $18.5 billion, a record and up 120% from the third quarter of 2020, was achieved due to the investments over the past several years in top bankers and brokers across the country to meet our customers’ needs in an extremely active market. Third quarter 2021 adjusted EBITDA was a record at $72.4 million, up 60% over the same period in 2020.

“Exceptional people, a dramatically expanded brand, and innovative technology produced record financial results for Walker & Dunlop in the third quarter and a 35% increase in net income,” commented Willy Walker, Chairman and CEO. “Fee based revenue from debt and property brokerage has surged in 2021, boosting Q3 adjusted EBITDA to $72 million, a dramatic 60% increase from Q3 2020. This is due to the breadth of our service offerings, technology, and the W&D team collaborating to meet our clients’ needs.”

Mr. Walker continued, “The growth and diversification of W&D from a mortgage-focused specialty finance company into a technology-enabled real estate services firm continues to gain momentum. Technology played a large role in Q3 record transaction volume of $18.5 billion.  Multifamily property sales, a business we entered only six years ago, contributed huge growth in the quarter and is scaling significantly faster than the market. And our emerging digital businesses of small loan lending and appraisals grew volumes 69% and 586%, respectively, leveraging off the people, brand, and technology of W&D. With only 1,200 employees and an incredibly healthy commercial real estate market that continues to attract massive capital flows, W&D is exceptionally well positioned to continue gaining market share and delivering strong financial results.”

Third quarter 2021 Earnings Release

THIRD QUARTER 2021 OPERATING RESULTS

TRANSACTION VOLUMES
(dollars in thousands)	Q3 2021	Q3 2020	$ Variance	% Variance
Fannie Mae	$3,271,765	$1,977,607	$1,294,158	65%
Freddie Mac	2,591,906	3,136,313	(544,407)	(17)
Ginnie Mae - HUD	522,093	373,480	148,613	40
Brokered (2)	6,402,862	1,711,541	4,691,321	274
Principal Lending and Investing (3)	472,142	105,488	366,654	348
Debt financing volume	$13,260,768	$7,304,429	$5,956,339	82%
Property sales volume	5,230,093	1,106,162	4,123,931	373
Total transaction volume	$18,490,861	$8,410,591	$10,080,270	120%

Discussion of Results:

●	Agency debt financing volumes increased by 16% in the third quarter of 2021 compared to the third quarter of 2020, driven by an increase in the overall lending volumes with Fannie Mae. Our year-to-date GSE market share has remained strong at 11%. HUD debt financing volume increased 40% from the prior year as the HUD product continues to be a favorable source of financing for multifamily properties, and our team continues to expand and execute well for our clients.
●	The increase in brokered loan originations to a quarterly record reflects the investments in acquiring and recruiting commercial mortgage bankers and the significant amount of capital being invested into U.S. commercial real estate.
●	The substantial increase in principal lending and investing volume, which includes interim loans, originations for Walker & Dunlop Investment Partners (“WDIP”) separate accounts, and interim lending for our joint venture with Blackstone Mortgage Trust, was due to a dramatically different view of the credit markets in Q3 2021 from the pandemic-impacted market of Q3 2020 and our team working closely with our capital partners to deploy capital.
●	Property sales volume increased 373% in the third quarter of 2021 due largely to (i) a 45% growth in our property sales team over the past year, with additions in key markets such as Miami, Houston and Denver, and (ii) lower overall market activity during the third quarter of 2020 due to the pandemic.

MANAGED PORTFOLIO
(dollars in thousands)	Q3 2021	Q3 2020	$ Variance	% Variance
Fannie Mae	$52,317,953	$46,224,549	$6,093,404	13%
Freddie Mac	38,039,014	35,726,109	2,312,905	6
Ginnie Mae - HUD	9,894,893	9,639,820	255,073	3
Brokered	13,429,801	11,513,521	1,916,280	17
Principal Lending and Investing	238,713	273,754	(35,041)	(13)
Total Servicing Portfolio	$113,920,374	$103,377,753	$10,542,621	10%
Assets under management	2,309,332	1,936,679	372,653	19
Total Managed Portfolio	$116,229,706	$105,314,432	$10,915,274	10%
Weighted-average servicing fee rate (basis points)	24.6	23.4
Weighted-average remaining servicing portfolio term (years)	9.2	9.4

Discussion of Results:

●	Our servicing portfolio continues to grow steadily due to our significant Agency debt financing volumes and relatively few maturities and prepayments over the past year compared to the overall portfolio.
●	During the third quarter of 2021, we added $1.6 billion of net loans to our servicing portfolio, and over the past 12 months, we added $10.5 billion of net loans to our servicing portfolio, 80% of which were Fannie Mae and Freddie Mac loans.
●	Only $5.9 billion of Agency loans in our servicing portfolio, representing 5% of the total portfolio, with a relatively low weighted-average servicing fee of 20.1 basis points, are scheduled to mature over the next two years.

Third quarter 2021 Earnings Release

●	The increase in the weighted-average servicing fee was primarily due to an increase in Fannie Mae loans as a percentage of the overall servicing portfolio year over year, coupled with a higher weighted-average servicing fee on Fannie Mae debt financing volumes over the past year.
●	We added net mortgage servicing rights (“MSRs”) from originations of $14.3 million in the quarter and $124.2 million over the past 12 months.
●	The MSRs associated with our servicing portfolio had a fair value of $1.2 billion as of September 30, 2021, compared to $975.0 million as of September 30, 2020.
●	Assets under management (“AUM”) as of September 30, 2021 consisted of $1.4 billion of loans and funds managed by WDIP and $918.5 million of loans in our interim lending joint venture. The year-over-year increase in AUM is principally related to growth in the interim lending joint venture.

REVENUES
(dollars in thousands)	Q3 2021	Q3 2020	$ Variance	% Variance
Loan origination and debt brokerage fees, net	$123,242	$83,825	$39,417	47%
Fair value of expected net cash flows from servicing, net ("MSR income")	89,482	78,065	11,417	15
Servicing fees	70,628	60,265	10,363	17
Property sales broker fees	33,677	6,756	26,921	398
Net warehouse interest income, LHFS	3,723	4,869	(1,146)	(24)
Net warehouse interest income, LHFI	1,860	2,689	(829)	(31)
Escrow earnings and other interest income	2,032	2,275	(243)	(11)
Other revenues	21,646	8,272	13,374	162
Total revenues	$346,290	$247,016	$99,274	40%
Key revenue metrics (as a percentage of debt financing volume):
Origination fee margin (4)	0.95%	1.15%
MSR margin (5)	0.70	1.08
Agency MSR margin (6)	1.40	1.42

Discussion of Results:

●	The increase in loan origination and debt brokerage fees, net (“origination fees”) was driven by the substantial increase in overall debt financing volume, partially offset by the decrease in the origination fee margin as shown above resulting from the shift in transaction mix from 75% Agency loans in 2020 during the pandemic to 49% Agency loans in 2021. Agency loans typically carry higher origination fees than brokered loans.
●	The increase in MSR income was primarily related to a 16% increase in Agency debt financing volume year over year. The decrease in the MSR margin was attributable to the same shift in transaction mix noted above.
●	The $10.5 billion net increase in the servicing portfolio over the past 12 months was the principal driver of the growth in servicing fees year over year, combined with the increase in the servicing portfolio’s weighted-average servicing fee.
●	The decrease in net warehouse interest income from loans held for sale (“LHFS”) was due to a 4% decrease in the average balance of LHFS outstanding and a 21% decrease in the net spread.
●	The decrease in net warehouse interest income from loans held for investment (“LHFI”) was due to 17% decreases in both the average balance of LHFS outstanding and the net spread.
●	The increase in property sales broker fees was driven by the 373% increase in property sales volume year over year.
●	Other revenues increased principally due to increases in research subscription fees due to the acquisition of Zelman in the third quarter of 2021 and prepayment fees.

Third quarter 2021 Earnings Release

EXPENSES
(dollars in thousands)	Q3 2021	Q3 2020	$ Variance	% Variance
Personnel	$170,181	$114,548	$55,633	49%
Amortization and depreciation	53,498	41,919	11,579	28
Provision (benefit) for credit losses	1,266	3,483	(2,217)	(64)
Interest expense on corporate debt	1,766	1,786	(20)	(1)
Other operating expenses	24,836	16,165	8,671	54
Total expenses	$251,547	$177,901	$73,646	41%
Key expense metrics (as a percentage of total revenues):
Personnel expenses	49%	46%
Other operating expenses	7	7

Discussion of Results:

●	The increase in personnel expenses was primarily the result of increased (i) commissions expense due to the increases in origination fees and property sales broker fees during the third quarter of 2021, (ii) salaries and benefits costs due to strategic acquisitions and hiring initiatives that contributed to a 22% increase in average headcount, (iii) subjective bonuses due to the increase in headcount and our financial performance, and (iv) stock-based compensation expense due to a stock grant provided to the vast majority of our non-executive employees in the fourth quarter of 2020 and our performance share plans due to our financial performance.
●	Amortization and depreciation increased as a result of the growth in the average balance of MSRs outstanding year over year.
●	The decrease in the provision (benefit) for credit losses was primarily attributable to $2.4 million in additional reserves recorded in the third quarter of 2020 for a loan that defaulted in 2019, with no comparable activity in the third quarter of 2021.
●	The increase in other operating expenses was largely attributable to increases in travel and entertainment and marketing costs, both of which are attributable to the overall growth of the Company over the past year and low costs in these areas in the third quarter of 2020 due to the pandemic. Additionally, professional fees increased due to $2.9 million of due diligence costs for our pending acquisition of Alliant.

KEY PERFORMANCE METRICS
(dollars in thousands, except per share amounts)	Q3 2021	Q3 2020	$ Variance	% Variance
Walker & Dunlop net income	$71,721	$53,190	$18,531	35%
Adjusted EBITDA	72,430	45,165	27,265	60
Diluted EPS	$2.21	$1.66	$0.55	33%
Operating margin	27%	28%
Return on equity	22	20

Discussion of Results:

●	The increase in net income was the result of a 37% increase in income from operations, primarily driven by the 40% increase in total revenues year over year.
●	Adjusted EBITDA increased year over year largely due to significantly higher origination fees, property sales broker fees and other revenues and the increase in servicing fees. These increases were partially offset by increases in personnel expense and other operating expenses.
●	The decrease in operating margin was due primarily to the one-time due diligence costs related to the acquisition of Alliant.
●	The increase in return on equity was primarily due to the substantial increase in Walker & Dunlop net income.

Third quarter 2021 Earnings Release

KEY CREDIT METRICS
(dollars in thousands)	Q3 2021	Q3 2020	$ Variance	% Variance
At-risk servicing portfolio (7)	$48,209,532	$41,848,548	$6,360,984	15%
Maximum exposure to at-risk portfolio (8)	9,784,054	8,497,807	1,286,247	15
Defaulted loans	$48,481	$48,481	$—	-%
Key credit metrics (as a percentage of the at-risk portfolio):
Defaulted loans	0.10%	0.12%
Allowance for risk-sharing	0.13	0.17
Key credit metrics (as a percentage of maximum exposure):
Allowance for risk-sharing	0.63%	0.83%

Discussion of Results:

●	Our at-risk servicing portfolio, which is comprised of loans subject to a defined risk-sharing formula, increased due to the significant level of Fannie Mae loans added to the portfolio during the past 12 months. As of September 30, 2021, there were two defaulted loans that were provisioned for in 2019. Both properties have been foreclosed on and final settlement of any losses will occur in the future upon disposition of the assets by Fannie Mae.
●	The on-balance sheet interim loan portfolio, which is comprised of loans for which we have full risk of loss, was $238.7 million at September 30, 2021 compared to $273.8 million at September 30, 2020. There was one defaulted loan in our interim loan portfolio at September 30, 2021, which defaulted and was provisioned for in 2020 as noted above. All other loans in the on-balance sheet interim loan portfolio are current and performing as of September 30, 2021. The interim loan joint venture holds $918.5 million of loans as of September 30, 2021, compared to $566.1 million as of September 30, 2020. We share in a small portion of the risk of loss, and as of September 30, 2021, all loans in the interim loan joint venture are current and performing.

YEAR-TO-DATE 2021 OPERATING RESULTS

YEAR-TO-DATE OPERATING RESULTS AND KEY PERFORMANCE METRICS
(dollars in thousands)	Q3 2021	Q3 2020	$ Variance	% Variance
Debt financing volume	$31,096,071	$23,611,558	$7,484,513	32%
Property sales volume	9,967,385	3,283,463	6,683,922	204
Total transaction volume	$41,063,456	$26,895,021	$14,168,435	53%
Total revenues	851,989	733,998	117,991	16
Total expenses	609,778	521,068	88,710	17
Net income	$185,831	$163,078	$22,753	14%
Adjusted EBITDA	199,611	157,687	41,924	27
Diluted EPS	$5.73	$5.11	$0.62	12%
Operating margin	28%	29%
Return on equity	20	21

Discussion of Results:

The 16% increase in total revenues was largely driven by:

Significant Increases

●	Origination fees (29%), primarily from the overall increase in debt financing volume;
●	Servicing fees (19%), related to growth in our servicing portfolio and the weighted-average servicing fee of the portfolio;
●	Property sales broker fees (227%), due to the increase in property sales volume; and
●	Other revenues (55%), mostly from prepayment fees and the research subscription fees due to the acquisition of Zelman.

Third quarter 2021 Earnings Release

Significant Decreases (partially offsetting the increases noted above)

●	MSR income (11%), largely the result of a decrease in Fannie Mae debt financing volume, partially offset by an increase in the Agency MSR margin. The decline in Fannie Mae debt financing volume was largely the result of a Fannie Mae portfolio of over $2 billion originated in 2020, with no comparable activity in 2021. The Agency MSR margin increased due primarily to this large portfolio, which had a lower-than-average servicing fee;
●	Warehouse interest income (34%), due to decreases in LHFS and LHFI outstanding and net spreads; and
●	Escrow earnings and other interest income (62%), primarily from a substantial year-over-year decline in short-term interest rates late in the first quarter of 2020, partially offset by an increase in the average balance of escrow accounts outstanding.

The 17% increase in total expenses was primarily driven by:

Significant Increases

●	Personnel expense (31%), primarily due to (i) higher commissions expense resulting from higher origination fees and property sales broker fees, (ii) increased salaries and benefits expenses resulting from a rise in average headcount due to strategic acquisitions and hiring initiatives, and (iii) larger stock-based compensation expense due a stock grant provided to the vast majority of our non-executive employees in the fourth quarter of 2020 and our performance share plans due to our financial performance;
●	Amortization and depreciation costs (20%), largely due to an increase in the average balance of MSRs outstanding year over year; and
●	Other operating expenses (31%), primarily resulting from increases in travel and entertainment, professional fees, marketing costs, and office expenses, all of which are primarily attributable to the overall growth of the Company over the past year and low costs in these areas in 2020 due to the pandemic. Additionally, included within the increase in professional fees are one-time due-diligence fess of $2.9 million associated with our pending acquisition of Alliant.

Significant Decreases (partially offsetting the increases noted above)

●	Provision (benefit) for credit losses (145%), primarily due to a decrease in the loss rate used for the forecast period to three basis points as of September 30, 2021 from six basis points as of December 31, 2020 principally due to forecasted low unemployment rates. During the first nine months of 2020, we recorded a significant provision expense as a result of the COVID-19 pandemic and its expected impacts on future losses in the at-risk servicing portfolio under the new CECL accounting standard in addition to provision expense for a defaulted interim loan.

Net income for the nine months ended September 30, 2021 and 2020 was $185.8 million and $163.1 million, respectively. The 14% increase in net income was primarily a result of a 14% increase in income from operations.

Adjusted EBITDA for the nine months ended September 30, 2021 and 2020 was $199.6 million and $157.7 million, respectively. The 27% increase was largely driven by the increases in origination fees, servicing fees, and property sales broker fees, partially offset by the decreases in escrow earnings and other interest income and warehouse interest income and the increases in personnel expenses and other operating expenses.

The decrease in operating margin was due primarily to the one-time due diligence costs mentioned above.

The decrease in return on equity was related to a substantial increase in retained earnings due to our strong financial performance over the past year, partially offset by the increase in Walker & Dunlop net income and the impact of dividend payments.

CAPITAL SOURCES AND USES

On November 3, 2021, our Board of Directors declared a dividend of $0.50 per share for the fourth quarter of 2021. The dividend will be paid on November 29, 2021 to all holders of record of our restricted and unrestricted common stock as of November 19, 2021.

Third quarter 2021 Earnings Release

On February 3, 2021, our Board of Directors authorized the repurchase of up to $75 million of our outstanding common stock over a one-year period (“2021 Share Repurchase Program”). We have not repurchased any shares of common stock under the share repurchase program.

Any future purchases made pursuant to the 2021 Share Repurchase Program will be made in the open market or in privately negotiated transactions from time to time as permitted by federal securities laws and other legal requirements. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The repurchase program may be suspended or discontinued at any time.

On October 5, 2021, we announced plans to refinance our senior secured term loan and increase the aggregate principal amount to $600 million. We will use the proceeds from the loan to fund repayment of our existing senior secured term loan and to fund our pending acquisition of Alliant Capital. The new loan is expected to have conventional terms for this type of financing and is anticipated to close in November 2021 simultaneously with the closing of the acquisition of Alliant, subject to market and other customary conditions and the closing of the Alliant acquisition. We have received commitments well in excess of the targeted $600 million.

(1)	Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance. For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metric Reconciliation to GAAP.”
(2)	Brokered transactions for life insurance companies, commercial banks, and other capital sources.
(3)	Includes debt financing volumes from our interim loan program, our interim loan joint venture, and WDIP separate accounts.
(4)	Loan origination and debt brokerage fees, net as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(5)	MSR income as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(6)	MSR income as a percentage of Agency debt financing volume.
(7)	At-risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at-risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at-risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at-risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at-risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(8)	Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

Third quarter 2021 Earnings Release

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Thursday, November 4, 2021 at 8:30 a.m. Eastern time. Listeners can access the webcast via the link: https://walkerdunlop.zoom.us/webinar/register/WN_o5eOx4RhR6a7dx9jL-DxSg or by dialing +1 408 901 0584, Webinar ID 873 5905 0174, Password 604830. Presentation materials related to the conference call will be posted to the Investor Relations section of the Company’s website prior to the call. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD) is the largest provider of capital to the multifamily industry in the United States and the fourth largest lender on all commercial real estate including industrial, office, retail, and hospitality. Walker & Dunlop enables real estate owners and operators to bring their visions of communities — where Americans live, work, shop, and play — to life. The power of our people, premier brand, and industry-leading technology enables us to meet any client need – including financing, research, property sales, valuation, and advisory services. With over 1,000 employees across every major U.S. market, Walker & Dunlop has consistently been named one of Fortune’s Great Places to Work® and is committed to making the commercial real estate industry more inclusive and diverse while creating meaningful social, environmental, and economic change in our communities.

Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses adjusted EBITDA, a non-GAAP financial measure. The presentation of adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, net income. Adjusted EBITDA represents net income before income taxes, interest expense on our term loan facility, and amortization and depreciation, adjusted for provision (benefit) for credit losses net of write-offs, stock-based incentive compensation charges, and the fair value of expected net cash flows from servicing, net. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants.

We use adjusted EBITDA to evaluate the operating performance of our business, for comparison with forecasts and strategic plans and for benchmarking performance externally against competitors. We believe that this non-GAAP measure, when read in conjunction with the Company's GAAP financials, provides useful information to investors by offering:

●	the ability to make more meaningful period-to-period comparisons of the Company's on-going operating results;
●	the ability to better identify trends in the Company's underlying business and perform related trend analyses; and
●	a better understanding of how management plans and measures the Company's underlying business.

We believe that adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with net income. For more information on adjusted EBITDA, refer to the section of this press release below titled “Adjusted Financial Metric Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans, or intentions.

Third quarter 2021 Earnings Release

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) regulatory and/or legislative changes to Freddie Mac, Fannie Mae or HUD, (3) our ability to retain and attract loan originators and other professionals, and (4) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any updates or supplements in subsequent Quarterly Reports on Form 10-Q and our other filings with the SEC. Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Kelsey Duffey	Susan Weber
Vice President, Investor Relations	Chief Marketing Officer
Phone 301.202.3207	Phone 301.215.5515
investorrelations@walkeranddunlop.com	info@walkeranddunlop.com
Phone 301.215.5500 7501 Wisconsin Avenue, Suite 1200E Bethesda, Maryland 20814

Third quarter 2021 Earnings Release

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

Unaudited

	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
(in thousands)
Assets
Cash and cash equivalents	$318,188	$326,518	$277,277	$321,097	$294,873
Restricted cash	34,875	15,842	14,805	19,432	12,383
Pledged securities, at fair value	148,774	146,548	139,570	137,236	134,295
Loans held for sale, at fair value	2,711,900	1,718,444	1,048,385	2,449,198	3,227,287
Loans held for investment, net	233,685	272,033	281,788	360,402	342,056
Mortgage servicing rights	929,825	915,519	909,884	862,813	805,655
Goodwill and other intangible assets	341,703	268,018	262,906	250,838	251,002
Derivative assets	85,486	36,751	58,130	49,786	37,290
Receivables, net	106,228	80,196	59,526	65,735	51,837
Other assets	206,198	163,252	151,694	134,438	143,025
Total assets	$5,116,862	$3,943,121	$3,203,965	$4,650,975	$5,299,703

Liabilities
Warehouse notes payable	$2,848,579	$1,823,982	$1,112,340	$2,517,156	$3,328,327
Note payable	289,763	290,498	291,045	291,593	292,272
Allowance for risk-sharing obligations	61,607	60,329	64,580	75,313	70,495
Guaranty obligation, net	49,060	50,369	51,836	52,306	53,474
Derivative liabilities	13,263	30,411	9,250	5,066	3,858
Other liabilities	470,654	394,037	429,782	513,319	436,152
Total liabilities	$3,732,926	$2,649,626	$1,958,833	$3,454,753	$4,184,578

Stockholders' Equity
Common stock	$312	$310	$310	$307	$306
Additional paid-in capital	271,562	255,676	248,069	241,004	230,302
Accumulated other comprehensive income (loss)	2,737	2,578	1,810	1,968	1,468
Retained earnings	1,090,506	1,034,931	994,943	952,943	883,049
Total stockholders’ equity	$1,365,117	$1,293,495	$1,245,132	$1,196,222	$1,115,125
Noncontrolling interests	18,819	—	—	—	—
Total equity	$1,383,936	$1,293,495	$1,245,132	$1,196,222	$1,115,125
Commitments and contingencies	—	—	—	—	—
Total liabilities and stockholders' equity	$5,116,862	$3,943,121	$3,203,965	$4,650,975	$5,299,703

Third quarter 2021 Earnings Release

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

Unaudited

	Quarterly Trends					Nine months ended
						September 30,
(in thousands, except per share amounts)	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020	2021	2020
Revenues
Loan origination and debt brokerage fees, net	$123,242	$107,472	$75,879	$120,956	$83,825	$306,593	$238,105
Fair value of expected net cash flows from servicing, net ("MSR income")	89,482	61,849	57,935	121,566	78,065	209,266	236,434
Servicing fees	70,628	69,052	65,978	63,240	60,265	205,658	172,561
Property sales broker fees	33,677	22,454	9,042	18,180	6,756	65,173	19,928
Net warehouse interest income	5,583	4,630	4,555	6,872	7,558	14,768	22,454
Escrow earnings and other interest income	2,032	1,823	2,117	2,566	2,275	5,972	15,689
Other revenues	21,646	14,131	8,782	16,329	8,272	44,559	28,827
Total revenues	$346,290	$281,411	$224,288	$349,709	$247,016	$851,989	$733,998

Expenses
Personnel	$170,181	$141,421	$96,215	$157,826	$114,548	$407,817	$310,993
Amortization and depreciation	53,498	48,510	46,871	45,013	41,919	148,879	123,998
Provision (benefit) for credit losses	1,266	(4,326)	(11,320)	5,450	3,483	(14,380)	32,029
Interest expense on corporate debt	1,766	1,760	1,765	1,826	1,786	5,291	6,724
Other operating expenses	24,836	19,748	17,587	22,258	16,165	62,171	47,324
Total expenses	$251,547	$207,113	$151,118	$232,373	$177,901	$609,778	$521,068
Income from operations	$94,743	$74,298	$73,170	$117,336	$69,115	$242,211	$212,930
Income tax expense	22,953	18,240	15,118	34,237	15,925	56,311	50,076
Net income before noncontrolling interests	$71,790	$56,058	$58,052	$83,099	$53,190	$185,900	$162,854
Less: net income (loss) from noncontrolling interests	69	—	—	—	—	69	(224)
Walker & Dunlop net income	$71,721	$56,058	$58,052	$83,099	$53,190	$185,831	$163,078
Net change in unrealized gains (losses) on pledged available-for-sale securities, net of taxes	159	768	(158)	500	1,219	769	731
Walker & Dunlop comprehensive income	$71,880	$56,826	$57,894	$83,599	$54,409	$186,600	$163,809

Basic earnings per share	$2.23	$1.75	$1.82	$2.63	$1.69	$5.80	$5.21
Diluted earnings per share	2.21	1.73	1.79	2.59	1.66	5.73	5.11
Cash dividends paid per common share	0.50	0.50	0.50	0.36	0.36	1.50	1.08

Basic weighted-average shares outstanding	31,064	31,019	30,823	30,635	30,560	30,969	30,379
Diluted weighted-average shares outstanding	31,459	31,370	31,276	31,227	31,074	31,367	30,995

Third quarter 2021 Earnings Release

SUPPLEMENTAL OPERATING DATA

Unaudited

	Quarterly Trends					Nine months ended
						September 30,
(dollars in thousands, except per share data)	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020	2021	2020
Transaction Volume:
Components of Debt Financing Volume
Fannie Mae	$3,271,765	$1,911,976	$1,533,024	$3,891,649	$1,977,607	$6,716,765	$8,911,397
Freddie Mac	2,591,906	1,003,319	1,012,720	2,685,359	3,136,313	4,607,945	5,903,389
Ginnie Mae - HUD	522,093	672,574	622,133	844,221	373,480	1,816,800	1,368,317
Brokered (1)	6,402,862	6,280,578	4,302,492	3,768,689	1,711,541	16,985,932	7,200,926
Principal Lending and Investing (2)	472,142	318,237	178,250	152,831	105,488	968,629	227,529
Total Debt Financing Volume	$13,260,768	$10,186,684	$7,648,619	$11,342,749	$7,304,429	$31,096,071	$23,611,558
Property Sales Volume	5,230,093	3,341,532	1,395,760	2,846,276	1,106,162	9,967,385	3,283,463
Total Transaction Volume	$18,490,861	$13,528,216	$9,044,379	$14,189,025	$8,410,591	$41,063,456	$26,895,021

Key Performance Metrics:
Operating margin	27%	26%	33%	34%	28%	28%	29%
Return on equity	22	18	19	29	20	20	21
Walker & Dunlop net income	$71,721	$56,058	$58,052	$83,099	$53,190	$185,831	$163,078
Adjusted EBITDA (3)	72,430	66,514	60,667	58,161	45,165	199,611	157,687
Diluted EPS	2.21	1.73	1.79	2.59	1.66	5.73	5.11

Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	49%	50%	43%	45%	46%	48%	42%
Other operating expenses	7	7	8	6	7	7	6
Key Revenue Metrics (as a percentage of debt financing volume):
Origination fee margin (4)	0.95%	1.07%	1.02%	1.08%	1.15%	1.00%	1.01%
MSR margin (5)	0.70	0.63	0.78	1.09	1.08	0.69	1.01
Agency MSR margin (6)	1.40	1.72	1.83	1.64	1.42	1.59	1.46

Other Data:
Market capitalization at period end	$3,540,501	$3,239,332	$3,182,606	$2,822,970	$1,657,545
Closing share price at period end	$113.50	$104.38	$102.74	$92.02	$53.00
Average headcount	1,084	1,027	974	928	887

Components of Servicing Portfolio (end of period):
Fannie Mae	$52,317,953	$51,077,660	$50,113,076	$48,818,185	$46,224,549
Freddie Mac	38,039,014	37,887,969	37,695,462	37,072,587	35,726,109
Ginnie Mae - HUD	9,894,893	9,904,246	9,754,667	9,606,506	9,639,820
Brokered (7)	13,429,801	13,129,969	12,090,825	11,419,372	11,513,521
Principal Lending and Investing (8)	238,713	276,738	213,240	295,322	273,754
Total Servicing Portfolio	$113,920,374	$112,276,582	$109,867,270	$107,211,972	$103,377,753
Assets under management (9)	2,309,332	1,801,577	1,836,086	1,816,421	1,936,679
Total Managed Portfolio	$116,229,706	$114,078,159	$111,703,356	$109,028,393	$105,314,432

Key Servicing Portfolio Metrics (end of period):
Custodial escrow account balance (in billions)	$3.0	$3.0	$2.5	$3.1	$2.8
Weighted-average servicing fee rate (basis points)	24.6	24.5	24.3	24.0	23.4
Weighted-average remaining servicing portfolio term (years)	9.2	9.2	9.2	9.4	9.4

(1)	Brokered transactions for life insurance companies, commercial banks, and other capital sources.
(2)	Includes debt financing volumes from our interim lending platform, our interim lending joint venture, and WDIP separate accounts.
(3)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(4)	Loan origination and debt brokerage fees, net as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(5)	MSR income as a percentage of debt financing volume. Excludes the income and debt financing volume from Principal Lending and Investing.
(6)	MSR income as a percentage of Agency debt financing volume.
(7)	Brokered loans serviced primarily for life insurance companies.
(8)	Consists of interim loans not managed for our interim loan joint venture.
(9)	Interim loans serviced for our interim loan joint venture and WDIP assets under management.

Third quarter 2021 Earnings Release

KEY CREDIT METRICS

Unaudited

	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands)	2021	2021	2021	2020	2020
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$44,069,885	$42,444,569	$41,152,790	$39,835,534	$37,018,792
Fannie Mae Modified Risk	8,235,475	8,617,020	8,941,234	8,948,472	9,165,490
Freddie Mac Modified Risk	36,883	36,894	37,006	37,018	52,685
Total risk-sharing servicing portfolio	$52,342,243	$51,098,483	$50,131,030	$48,821,024	$46,236,967

Non-risk-sharing servicing portfolio:
Fannie Mae No Risk	$12,593	$16,071	$19,052	$34,180	$40,267
Freddie Mac No Risk	38,002,131	37,851,075	37,658,456	37,035,568	35,673,424
GNMA - HUD No Risk	9,894,893	9,904,246	9,754,667	9,606,506	9,639,820
Brokered	13,429,801	13,129,969	12,090,825	11,419,372	11,513,521
Total non-risk-sharing servicing portfolio	$61,339,418	$60,901,361	$59,523,000	$58,095,626	$56,867,032
Total loans serviced for others	$113,681,661	$111,999,844	$109,654,030	$106,916,650	$103,103,999
Interim loans (full risk) servicing portfolio	238,713	276,738	213,240	295,322	273,754
Total servicing portfolio unpaid principal balance	$113,920,374	$112,276,582	$109,867,270	$107,211,972	$103,377,753

Interim Loan Joint Venture Managed Loans (1)	$918,518	$629,532	$660,999	$558,161	$639,466

At-risk servicing portfolio (2)	$48,209,532	$46,866,767	$45,796,952	$44,483,676	$41,848,548
Maximum exposure to at-risk portfolio (3)	9,784,054	9,517,609	9,304,440	9,032,083	8,497,807
Defaulted loans	48,481	48,481	48,481	48,481	48,481

Defaulted loans as a percentage of the at-risk portfolio	0.10%	0.10%	0.11%	0.11%	0.12%
Allowance for risk-sharing as a percentage of the at-risk portfolio	0.13	0.13	0.14	0.17	0.17
Allowance for risk-sharing as a percentage of maximum exposure	0.63	0.63	0.69	0.83	0.83

(1)	Includes $73.3 million as of March 31, 2021, December 31, 2020 and September 30, 2020 of loans managed directly for our interim loan joint venture partner in addition to interim loan joint venture managed loans. We indirectly share in a portion of the risk of loss associated with interim loan joint venture managed loans through our 15% equity ownership in the joint venture. We had no exposure to risk of loss for the loans serviced directly for our interim loan joint venture partner. The balance of this line is included as a component of assets under management in the Supplemental Operating Data table.
(2)	At-risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at-risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at-risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at-risk portfolio. For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at-risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.
(3)	Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

Third quarter 2021 Earnings Release

ADJUSTED FINANCIAL METRIC RECONCILIATION TO GAAP

Unaudited

	Quarterly Trends					Nine months ended
						September 30,
(in thousands)	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020	2021	2020
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$71,721	$56,058	$58,052	$83,099	$53,190	$185,831	$163,078
Income tax expense	22,953	18,240	15,118	34,237	15,925	56,311	50,076
Interest expense on corporate debt	1,766	1,760	1,765	1,826	1,786	5,291	6,724
Amortization and depreciation	53,498	48,510	46,871	45,013	41,919	148,879	123,998
Provision (benefit) for credit losses	1,266	(4,326)	(11,320)	5,450	3,483	(14,380)	32,029
Net write-offs	—	—	—	—	—	—	—
Stock-based compensation expense	10,708	8,121	8,116	10,102	6,927	26,945	18,216
Fair value of expected net cash flows from servicing, net	(89,482)	(61,849)	(57,935)	(121,566)	(78,065)	(209,266)	(236,434)
Adjusted EBITDA	$72,430	$66,514	$60,667	$58,161	$45,165	$199,611	$157,687